Exhibit J

Unloading and Loading Time Periods,

Delivery Device Return Schedule and Demurrage Charges

Unloading

Buyer shall instruct the trucks where to unload the Turbine Equipment and on which roads at the Project Site to transport the Turbine Equipment.  Buyer shall unload all Turbine Equipment and ancillary equipment within four (4) hours of the arrival of such equipment at the Project Site; provided that such four (4) hour period is within the hours of 7:00am and 3:30pm.  Buyer shall un-strap, remove and load the rigging used to secure the Turbine Equipment back on the trailers within such time frame.  Buyer shall pay within ten (10) Business Days of receipt of an invoice from Supplier the following demurrage charges if Buyer fails to timely unload any Turbine Equipment or ancillary equipment:

Equipment Being Delivered	Demurrage Charge
Turbine Nacelle	$150 per hour
Blades	$105 per hour
Base, Lower-Mid or Upper-Mid Tower Section	$150 per hour
Top Tower Section	$95 per hour
Hubs, Parts Container	$75 per hour

Scheduling

Supplier shall notify Buyer not later than twenty-four (24) hours in advance of scheduled deliveries and shall provide a delivery schedule update to Buyer as early as practicable on the day of scheduled delivery.

Return of Delivery Devices

Buyer shall repack each Delivery Device used in transporting the Turbine Equipment or ancillary equipment not later than two (2) weeks after the later of (i) the date the Turbine Equipment packed in such Delivery Device is scheduled to commence erection and installation pursuant to the Project Schedule and (ii) the date the Turbine Equipment packed in such Delivery Device is delivered to the Project Site.  Buyer shall make such Delivery Devices available for pick-up by Supplier at a single location at the Project Site.  Supplier shall be responsible for the costs and expenses related to the removal and transportation of such Delivery Devices from the Project Site, and Buyer shall pay Supplier for such costs and expenses at Supplier’s cost plus ten percent (10%).  If any Delivery Devices are not properly repacked within such time, Buyer shall pay the following demurrage charges to Supplier within ten (10) Business Days of receipt of an invoice from Supplier:

Delivery Device	Demurrage Charge
Parts Container	$100 per day
Single Blade Frame	$75 per day
Nooteboom / Nacelle Frame	$100 per day
Hub Stand	$75 per day